Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-207633) of Intel Corporation,

(2)	Registration Statement (Form S-4 No. 333-158222) of Intel Corporation, and

(3)
Registration Statement (Form S-8 Nos. 333-172024, 333-45395, 333-49696, 333-124805, 333-135178, 333-135177, 333-143932, 333-141905, 333-160272, 333-160824, 333-172454, 333-172937, 333-175123, 333-190236, 333-191956, 333-205904, and 333-208920) of Intel Corporation;

of our reports dated February 17, 2017, with respect to the consolidated financial statements and schedule of Intel Corporation and the effectiveness of internal control over financial reporting of Intel Corporation included in this Annual Report (Form 10-K) of Intel Corporation for the year ended December 31, 2016.

/s/ Ernst & Young LLP

San Jose, California
February 17, 2017